Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

THE CERTIFICATE OF INCORPORATION

OF

REZOLUTE, INC.

Rezolute, Inc. (the “Company”), a Company duly organized and existing under the Delaware General Corporation Law (the “DGCL”), does hereby certify:

FIRST:  The amendment to the Company’s Certificate of Incorporation, as amended, set forth below was duly adopted by the Board of Directors at a meeting in accordance with the provisions of Section 242 of the DGCL and was approved by the stockholders at a special meeting of the Corporation’s stockholders, duly called and held upon notice in accordance with Section 222 of the DGCL, at which meeting the necessary number of shares as required by statute were vote in favor of the amendment.

SECOND:  Article V of the Company’s Certificate of Incorporation is hereby amended by adding the following:

“Upon the effectiveness of this Certificate of Amendment to the Certificate of Incorporation of the Company, every fifty (50) shares of the Company’s issued and outstanding Common Stock, par value $0.001 per share, shall, automatically and without any further action on the part of the Company or the holder thereof, be combined into one (1) validly issued, fully paid and non-assessable share of the Company’s Common Stock, par value $0.001 per share (the “Reverse Stock Split”).

THIRD:  The foregoing amendment shall be effective on October 9, 2020 at 5:00 pm EST.

FOURTH:  Except as herein amended, the Company’s Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be executed by a duly authorized officer on this 8th day of October, 2020.

REZOLUTE, INC.

By:	/s/ Keith Vendola
Name: Keith Vendola
Title: Chief Financial Officer